Exhibit 99.1

FOR IMMEDIATE RELEASE

RADVIEW SOFTWARE TO FOLLOW FOREIGN PRIVATE ISSUER RULES FOR U.S. FILINGS

Rosh Haayin, Israel — September 19, 2006 — RadView Software Ltd. (OTCBB: RDVWF), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, announced today that, effective immediately, it will file reports and make other filings  under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, in accordance with the requirements of the Securities and Exchange Commission (SEC) applicable to foreign private issuers. Prior to today, the Company made filings with the SEC in accordance with the requirements applicable to U.S. domestic reporting companies.

As a result of this change, RadView will no longer file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, or current reports on Form 8-K. Instead, the Company will file its future annual reports, beginning with the report for the fiscal year ending December 31, 2006, on Form 20-F, and current reports on Form 6-K, which forms are applicable to foreign private issuers.  The Company intends to continue to report its financial results in accordance with US GAAP and to continue to issue its earnings releases on a similar schedule to its previous earnings releases. By electing to report as a foreign private issuer, the Company expects to simplify its reporting requirements resulting in reduced administration costs, while maintaining the availability of information to shareholders and investors.

About RadView

RadView™ Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.  Deployed at over 1,600 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle.  Corporate offices were recently relocated to Rosh Haayin, Israel.  For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our history of losses; need for additional financing; risks related to the Fortissimo financing;   market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.